MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
*** PRESS RELEASE ***
4th QUARTER AND YEAR END 2005 RESULTS ANNOUNCED
New Berlin, WI (February 7, 2006). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”), a $1.46 billion asset financial holding company, today reported earnings for the fourth quarter and year ended December 31, 2005.
For the fourth quarter of 2005, Merchants reported net income of $1.4 million, or $0.39 per fully diluted common share, compared to a loss of $(811,000), or $(0.22) per fully diluted common share, for the fourth quarter of 2004. For the year ended December 31, 2005, net income was $6.6 million, or $1.79 per fully diluted common share, compared to $4.0 million, or $1.15 per fully diluted common share for the year ended December 31, 2004. The year-to-date income statement comparisons are impacted by Merchants’ acquisition of Random Lake Bancorp Limited (“Random”) and its subsidiary Wisconsin State Bank (“WSB”) on August 12, 2004.
The increase in earnings for the quarter and year ended 2005 compared to the quarter and year ended 2004 is partially attributable to non-recurring items incurred during 2004. For the three and twelve months ended December 31, 2004 Merchants recorded pre-tax non-recurring expenses of $2.4 million and $3.2 million, respectively, related to centralization and data processing conversions, Sarbanes-Oxley compliance activities, and established a tax reserve for settlement with the Wisconsin Department of Revenue. Earnings were also affected by a decline in the net interest margin of 3.56% for the quarter ended December 31, 2005 compared to 3.77% for the same period last year. Similarly, net interest margin was 3.65% for the year ended December 31, 2005 compared to 3.76% for the same period in 2004. In 2005 the yields on interest bearing liabilities have increased more than the yields on interest earning assets, thus resulting in a decline in the net interest margin.
Merchants’ total assets increased 7.7% from $1.36 billion at December 31, 2004, to $1.46 billion at December 31, 2005. Gross loans increased 9.1% from $1.0 billion at December 31, 2004, to $1.1 billion at December 31, 2005. Total deposits grew 12.3% from $1.0 billion at December 31, 2004 to $1.2 billion at December 31, 2005. Core deposits, net of brokered deposits, increased 5.75% in 2005. Our balance sheet growth in 2005 is due to internal growth.
Michael J. Murry, Chairman, stated, “2004 was a year of significant change and transition for our organization. We took steps to reduce the risk inherent in a larger organization and invested heavily in building an operational platform that will allow for future expansion. During 2005 we began to realize the advantages and efficiencies of the operational platform we created. While this transition has not been easy, we are making progress and will continue our evolution in 2006.
2006 will bring accelerated growth in efficiencies due to the steps taken in 2004 and 2005. In addition, we will rededicate our efforts in the area of customer service, the only advantage we hold over our competitors.
Despite the operational changes, we continued to internally grow the balance sheet in 2005. Loan growth was significant but was funded primarily with wholesale funding. Thus, like many banks, we incurred net interest margin pressure that partially negated our earnings growth. Core deposit growth will be a focus for 2006 in order to stabilize our net interest margin. One of the areas we continue to lag in is non-interest income. Although we made significant progress in this area in 2005, more work remains to be done.”
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Merchants & Manufacturers Bancorporation, Inc.

Press Release — 12/31/05
Net interest income was $11.9 million for the fourth quarter of 2005 compared to $11.6 million for the fourth quarter of 2004 and $47.3 million for the full-year 2005 compared to $42.4 million for 2004. The increase is due to the revenue resulting from the acquisition of WSB, as well as the increase in loans funded by the growth in deposits. WSB generated net-interest income of $3.6 million during the year ended December 31, 2005 compared to $1.5 million for the same period in 2004. The net interest margin was 3.56% for the quarter ended December 31, 2005 compared to 3.77% for the same period last year. Similarly, net interest margin was 3.65% for the year ended December 31, 2005 compared to 3.76% for the same period in 2004. The decline in net interest margin was due to strong loan growth which was funded with limited deposit growth as well as higher cost wholesale funding. In addition, our net interest margin has been under pressure as we have seen our deposit base shift from lower paying variable rate deposit accounts into higher fixed rate instruments such as certificate of deposits. While we will continue to focus on generating low cost core deposits to fund future loan growth, we continue to believe our balance sheet is positioned to take advantage of increasing interest rates over the long run.
Merchants’ provision for loan losses was $390,000 and $1.6 million, respectively, for the three and twelve months ended December 31, 2005 compared to $461,000 and $1.8 million for the same periods in the prior year. The ratio of allowance for loan losses to total loans was 0.94% and 1.02% at December 31, 2005 and 2004, respectively. The ratio of allowance for loan losses to non-performing loans was 203.2% at December 31, 2005 compared to 119.7% at December 31, 2004. The ratio of non-performing assets to total assets equaled 0.48% at December 31, 2005 compared to 0.75% at December 31, 2004.
Non-interest income for the three and twelve months ended December 31, 2005 was $3.2 million and $13.9 million, respectively, compared to $3.0 million and $11.5 million for the same periods in the prior year, an increase of 8.8% and 20.6%, respectively. Service charges on deposit accounts increased $13,000 to $1.1 million and $663,000 to $4.2 million for the three and twelve months ended December 31, 2005, respectively. Service charges on loans increased $196,000 to $827,000 and $1.2 million to $3.4 million for the three and twelve months ended December 31, 2005, respectively. Gains on sales of mortgage loans were $65,000 and $366,000 for the three and twelve months ended December 31, 2005, respectively, compared to $130,000 and $494,000 for the same periods in the prior year. The gains on the sale of both assets and securities amounted to $286,000 for the twelve month period ended December 31, 2005 compared to $349,000 for the same period in the prior year. Other fee income for the year ended December 31, 2005 included non-recurring fee income of $540,000 related to the sale of Pulse EFT Association to Discover Financial Services, as well as additional income related to the acquisition of WSB. WSB generated non-interest income of $769,000 during the year ended December 31, 2005 compared to $282,000 for the year ended December 31, 2004.
Non-interest expense for the three and twelve months ended December 31, 2005 was $12.7 million and $49.9 million, respectively, compared to $14.6 million and $45.8 million for the same periods in the prior year, a decrease of 12.8% and an increase of 8.9%, respectively. Salaries and employee benefits decreased $77,000 for the quarter and increased $3.5 million for the year, occupancy expense decreased $149,000 for the quarter and increased $732,000 for the year and data processing fees decreased $114,000 for the quarter and increased $1.2 million for the year. Non-interest expense for the three and twelve months ended December 31, 2004 included pre-tax non-recurring expenses of $2.4 million and $3.2 million, respectively, related to centralization and data processing conversions, Sarbanes-Oxley expense, for settlement with the Wisconsin Department of Revenue. The growth in non-interest expense for the year is partially affected by the acquisition of WSB which added expenses of $3.3 million for the year ended December 31, 2005 compared to $1.3 million for the year ended December 31, 2004.
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Merchants & Manufacturers Bancorporation, Inc.

Press Release — 12/31/05

UNAUDITED	Three Months Ended December 31,				Years Ended December 31,

	2005	2004		Change	2005	2004	Change
		(Dollars In Millions, Except Per Share Amounts)
Net Income (Loss)	$1.435		$(0.811)	n/m	$6.607	$4.002	65.09%
Basic EPS	$0.39	$	(0.22)	n/m	$1.80	$1.16	55.17%
Diluted EPS	$0.39	$	(0.22)	n/m	$1.79	$1.15	55.65%
Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 45 offices in the communities they serve with more than 100,000 clients and total assets of $1.4 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Market under the symbol “MMBI.”
Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio; and the result of the Corporation’s discussions with the WDR. Such uncertainties and other risk factors are discussed further in the Corporation’s filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
For more information contact:
Michael J. Murry, Chairman of the Board of Directors — (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer — (262) 827-5632
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Merchants & Manufacturers Bancorporation, Inc.

Press Release — 12/31/05

UNAUDITED
	At or for the Three Months Ended December 31,
	2005	2004	% Change
	(Amounts In Thousands, Except Share and Per Share Amounts)
For the Period:
Interest Income	$20,910	$17,167	21.80%
Interest Expense	8,966	5,585	60.54%

Net Interest Income	11,944	11,582	3.13%

Provision for Loan Losses	390	461	(15.40%)

Non-Interest Income	3,242	2,979	8.83%
Non-Interest Expense	12,713	14,574	(12.77%)

Income (Loss) Before Income Taxes	2,083	(474)	n/m
Income Taxes	648	337	92.28%

Net Income (Loss)	$1,435	$(811)	n/m

End of Period:	12/31/05	12/31/04	% Change

Assets	$1,461,339	$1,357,065	7.68%
Loans (gross)	1,133,667	1,038.681	9.14%
Allowance for Loan Losses	10,660	10,622	0.36%
Deposits	1,160,163	1,033,046	12.31%
Shareholders’ Equity	94,734	91,739	3.26%

Per Share:

Net Income (basic)	$0.39	($0.22)	(14.55%)
Net Income (diluted)	$0.39	($0.22)	(14.55%)
Book Value	$25.59	$24.97	2.50%
Dividends Declared	$0.18	$0.18	0.00%

Average Shares Outstanding (basic)	3,701,621	3,671,547
Average Shares Outstanding (diluted)	3,711,786	3,676,075
Ending Shares Outstanding	3,701,621	3,674,054

Key Ratios:

Net Interest Margin	3.56%	3.77%
Return on Average Assets	0.39%	(0.24%)
Return on Average Common Equity	6.06%	(3.44%)

Shareholders Equity to Assets Ratio	6.48%	6.76%
Tier 1 Capital to Average Assets Ratio	6.47%	6.62%

Non-performing Loans/Total Loans	0.46%	0.85%
Non-performing Assets/Total Assets	0.48%	0.75%
Allowance for Loan Losses/ Non-performing Loans	203.16%	119.74%
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Merchants & Manufacturers Bancorporation, Inc.

Press Release — 12/31/05

UNAUDITED
	For the Years Ended December 31,
	2005	2004	% Change
	(Amounts In Thousands, Except
	Share and Per Share Amounts)
For the Period:
Interest Income	$77,543	$61,988	25.09%
Interest Expense	30,268	19,633	54.17%

Net Interest Income	47,275	42,355	11.62%

Provision for Loan Losses	1,560	1,793	(12.99%)

Non-Interest Income	13,914	11,537	20.60%
Non-Interest Expense	49,898	45,839	8.85%

Income Before Income Taxes	9,731	6,260	55.45%
Income Taxes	3,124	2,258	38.35%

Net Income	$6,607	$4,002	65.09%

Per Share:
Net Income (basic)	$1.80	$1.16	55.17%
Net Income (diluted)	$1.79	$1.15	55.65%
Average Shares Outstanding (basic)	3,688,248	3,464,766
Average Shares Outstanding (diluted)	3,699,412	3,477,777
Dividends Declared	$0.72	$0.72	0.00%

Key Ratios:
Net Interest Margin	3.65%	3.76%
Return on Average Assets	0.47%	0.33%
Return on Average Common Equity	7.00%	4.69%